Exhibit 15.4

CONSENT OF QUALIFIED PERSON

Re: Annual Report on Form 20-F of ArcelorMittal S.A. ("ArcelorMittal")

SLR Consulting (Canada) Ltd. ("SLR"), in connection with ArcelorMittal's Annual Report on Form 20-F for the year ended December 31, 2022 (the "2022 20-F"):
a.certifies that we have supervised and carried out the preparation of the Mineral Resources and Mineral Reserves estimates for the Mary River Mine;

b.consents to the use of and references to our name, including our status as an expert or "qualified
person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and         Exchange Commission), in connection with the 2022 20-F and Mineral Resources and Mineral Reserves of the Mary River Mine; and

c.consents to the incorporation by reference of the 2022 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-256031 on Form F-3 (and any amendments or supplements thereto).

SLR is responsible for authoring, and this consent pertains to, the Mineral Resources and Mineral Reserves for the Mary River Mine. SLR does hereby confirm that it has read the 2022 20-F and that it fairly and accurately represents the Mineral Reserves and Mineral Resources for the Mary River Mine.

Dated: February 3, 2023

/s/ Jason J. Cox
Jason J. Cox/P.Eng.
Global Technical Director - Canada Mining Advisory